Exhibit 10.9

SANTA ROSA GOLD MINE (PANAMA)

DEFINITIVE ACQUISITION
AGREEMENT

THIS AGREEMENT (hereinafter the “Agreement”) dated as of the 16th day of September, 2011  (“Effective Date”) by and among SILVER GLOBAL S.A., a corporation organized and existing under the laws of the Republic of Panama (hereinafter referred to as “Silver Global”), and GOLDEN PHOENIX MINERALS INC., a corporation organized and existing under the laws of the State of Nevada, United States of America (hereinafter referred to as “Golden Phoenix”), collectively referred to in this agreement as the “Parties”.

WITNESSETH:

WHEREAS, Silver Global, through itself and its affiliates, owns or controls certain properties described in Exhibit A (the “Property”) and wishes to participate with Golden Phoenix in the exploration, evaluation and, if justified, the development and mining of mineral resources within such properties;

WHEREAS, Silver Global is holder of metallic mineral concession covering the activities of TRANSPORT AND BENEFIT of gold and other minerals as per Contract No.6 entered into with the Ministry of Commerce and Industry on behalf of the General Direction of Mineral Resources dated May 27th, 2010 and published in the Official Gazette N° 26,587 of July 29th, 2010 which concession is located in the former Santa Rosa Gold Mine (“Santa Rosa”) in Cañazas, Panama, as more fully set forth in Exhibit B attached hereto and incorporated herein by reference, which concession is for a minimum period of 25 years and is currently valid and in force (the “TB Concession”);

WHEREAS, Silver Global is holder of metallic mineral concession covering the activities of EXPLORATION of gold and other metals as per Contract No.2 entered into with the Ministry of Commerce and Industry on behalf of the General Direction of Mineral Resources dated February 7th, 2011 and published in the Official Gazette N° 26,773-B of April 27th, 2011 located in an area of 3,500 hectares located in Cañazas, Panama, as more fully set forth in Exhibit C attached hereto and incorporated herein by reference, which concession is for a minimum period of 4 years and is currently valid and in force (the “Exploration Concession”);

WHEREAS, the Exploration Concession grants Silver Global the exclusive right to request a mining extraction concession as soon as Silver Global, together with JV Co (defined below), provides sufficient evidence to the mining authorities that commercially mineable resources are available in the assigned area for exploration. For purposes of this Agreement the Property, TB Concession and the Exploration Concession, including all the rights pertaining to such concessions are collectively referred to in this Agreement as the “Concessions.”

WHEREAS, pursuant to the Agreement, Golden Phoenix intends to acquire 60% interest in and to the Concessions by acquiring 60% of the share capital of a recently created company under the name GOLDEN PHOENIX PANAMA S.A., (hereinafter referred to as the “JV Co”) formed with the specific purpose of holding, operating, running and exploiting the Concessions under a joint venture agreement according to the terms and conditions of the Agreement.

WHEREAS, Golden Phoenix has the expertise and means to acquire an interest in the Concessions and intends to commence exploration, evaluation and, if justified, the development and mining of mineral resources within the Concessions, pursuant to the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is mutually agreed as follows:

ARTICLE I

JOINT VENTURE STRUCTURE

1.01	Purchase and Sale of Concessions

Pursuant to the terms of this Agreement, Silver Global agrees to sell and Golden Phoenix agrees to purchase, up to an undivided sixty percent (60%) interest, subject to an option to acquire an additional twenty percent (20%) interest as set forth in Section 3.05 (the “Ownership Interest”), in and to the Concessions currently owned by Silver Global, with Silver Global maintaining an undivided forty percent (40%) interest, not to be diluted prior to Commercial Production (as defined herein), and subsequently subject to adjustment, for a purchase price consisting of an aggregate sum of Twenty Million Five Hundred Thousand Dollars (US $20,500,000) in cash (less those amounts previously paid by Golden Phoenix to Silver Global in consideration for the Secondary Review Period, pursuant to that certain Letter of Intent dated July 8, 2011 (“LOI”) by and between Silver Global and Golden Phoenix, and deliver to Silver Global that number of common shares of capital stock of Golden Phoenix at a deemed price of US $0.18 per share, having an aggregate deemed value of Four Million Five Hundred Thousand Dollars (US $4,500,000) (the “Golden Phoenix Shares”) less that number of shares previously issued to Silver Global having an aggregate deemed value of Five Hundred Thousand Dollars (US $500,000), based on a per share price of $0.18, in consideration for the Secondary Review Period pursuant to the LOI (collectively, the “Purchase Price”).  Acquisition of the Ownership Interest shall vest in Golden Phoenix via issuance of shares of capital stock in JV Co pursuant to those certain payment schedules and milestones set forth in Article III below.

1.02	Formation of JV Co; Transfer of the Concessions from Silver Global to JV Co.

Upon signing this Agreement, Silver Global shall immediately start the process, at its reimbursable cost, to transfer ownership of the Concessions as well as all rights, permits, licenses, environmental impact study, insurance, bonds, surveys, documents, among other assets belonging to Silver Global in connection with the Concessions to the JV Co. which will be the company to be used by the parties of this Agreement as the corporate joint venture entity to own, operate, run and exploit the Concessions.  Silver Global shall execute a document of sufficient detail to be submitted to the Ministry of Commerce of the Republic of Panama for approval of the transaction contemplated herein as required by Article 107 of the Code of Mineral Resources of the Republic of Panama (the “Code”).

Golden Phoenix shall, at its reimbursable cost, fund the organizational expenses of forming JV Co.  All such costs of Silver Global and Golden Phoenix for the purposes of establishing JV

Co and effecting transfers of title, permits, or otherwise for the benefit of JV Co, shall be reimbursed to such party by JV Co.

Further, Golden Phoenix shall provide Silver Global with reasonably satisfactory evidence of its initial committed funding for up to US $15,500,000 intended to be used for the purpose of acquiring an interest in the Concessions.

1.03      Amendment to JV Co. Articles of Incorporation.

Upon signing this Agreement, subject to adoption and entering into the Joint Venture Operating Agreement at Closing (as defined in Article 3), the Parties shall record an amendment to the Articles of Incorporation of JV Co. (the “Amendment”) in order to establish the following:

a.
Creation of a Board of Directors of JV Co. (“Board”) consisting initially of three (3) members nominated by Silver Global and two (2) members nominated by Golden Phoenix.  At such time as Golden Phoenix acquires greater than fifty percent (50%) of the Ownership Interest, the Articles of Incorporation shall be amended to reflect that the Board shall consist of three (3) members nominated by Golden Phoenix and two (2) members nominated by Silver Global.

b.	Appointment of the following initial officers of JV Co:

i.	President and Treasurer: Thomas Klein
ii.	Vice President: Antonio Bonilla
iii.	Secretary: Navin Bhakta
iv.	Assistant Secretary: Sarah Ham
v.	Assistant Treasurer: Ezequiel Ruiz

c.
Obligation of the Board to require the approval of four (4) out of the five (5) members of the Board to take any action not in the ordinary course of business, including, but not limited to, borrow money, buy, sell, exchange, pledge or mortgage the Concessions or any other action which would affect the rights pertaining to them, except as specifically set forth herein.

d.	Establish a class of common stock with an authorized capital of One Hundred (100) shares.

e.	Establish a class of restricted preferred stock (to be held by Silver Global) which will entitle to preferential dividends to satisfy the payment contemplated in section 3.03.

f.
Establish that the unanimous approval of issued and outstanding shares, including those shares held in escrow for vesting of the Ownership Interest, shall be required for key issues, including, but not limited to, issuance of securities, amendment of Articles of Incorporation or other constituent documents, dissolution, transfer of jurisdiction, sale or acquisition of significant assets, any merger or acquisition whereby JV Co acquires or merges with or into an independent third party, any debt or royalty financing encumbering the Concessions other than encumbrances in the ordinary course of business and not exceeding $100,000 in aggregate, modifications to any previously adopted work program and budget, and the sale, transfer or assignment of any interest in JV Co.

The contents of the Amendment is attached hereto as Exhibit D and incorporated herein by reference.  The above provisions as established in the Amendment, as well as additional details regarding the structure of JV Co., the powers, roles, responsibilities and limitations on the Parties shall be confirmed and further established in the Joint Venture Operating Agreement entered into upon Closing, as set forth in Article 3 below.

1.04       Joint Venture Agreement

The parties agree, on or before October 15, 2011, they shall enter into a form of Joint Venture Operating Agreement based on the Rocky Mountain Mineral Law Foundation Model Form 5A (the “Joint Venture Agreement”), in form and substance reasonably acceptable to both parties and Lender, which Joint Venture Agreement shall form the basis for the governance of JV Co.  This Agreement shall be merged with and incorporated into the Joint Venture Agreement.

A.  Closing of Joint Venture Agreement.  Subject to the terms and conditions of this Agreement, the closing of the Joint Venture Agreement (the “Closing”) shall take place on the date that: (i) all Closing Deliverables set forth in Section 1.04(A)(i)-(ii) have been delivered; and (ii) all Closing Conditions set forth in Subsection 1.04(A)(iii) have been satisfied in accordance with their terms, but in no event later than October 15, 2011.

(i)
Silver Global Closing Deliverables.  Upon Closing, Silver Global will deliver to Golden Phoenix: (I) evidence of transfer of the Concessions, the Property, and all rights related thereto to JV Co; (II) evidence of the assignment to JV Co of any insurance, bonds, lease agreements or other documents related to the Concessions; (III) a certification of its President certifying to the continued accuracy of the representations and warranties contained herein; (IV) an opinion of legal counsel in form and substance reasonably acceptable to Golden Phoenix; and (V) an executed copy of the Joint Venture Agreement to be effective as of the date of Closing.

(ii)
Golden Phoenix Closing Deliverables.  Upon Closing, Golden Phoenix will deliver to Silver Global:  (I) that certain cash payment set forth in Section 3.02(A) will have been paid; (II) that certain cash payment set forth in Section 3.02(B); (III) a certificate in Silver Global’s name representing that number of common shares of capital stock of Golden Phoenix at a deemed price of US $0.18 per share, having an aggregate deemed value of Four Million Dollars (US $4,000,000), such shares comprising the balance of the Golden Phoenix Shares; and (IV) an executed copy of the Joint Venture Agreement to be effective as of the date of Closing.

(iii)
Closing Conditions.  As a condition to Closing: (I) each party shall have received, or have waived its rights in writing to receive, each of the Closing Deliverables of the other party set forth in Section 1.04(A)(i)-(ii) above; (II) a  trust account shall have been opened with a mutually agreed upon trust agent (“Trustee”) for the purpose of holding in trust the share certificates evidencing the Ownership Interest to be released to Golden Phoenix upon satisfaction of such payments and milestones as set forth in Article III; (III) JV Co shall have been incorporated and shall be in good standing; (IV) the  Concessions and the Property shall have been transferred into the name of JV Co; (V) JV Co shall have issued a certificate in the name of Silver Global representing forty (40) shares of common stock, which shall represent forty percent (40%) of the share capital of JV Co, assuming the earn-in and release of all of the Ownership Interest to Golden Phoenix; (VI) JV Co shall have issued six (6) separate certificates in the name of Golden Phoenix to be held in trust by the Trustee, each representing the requisite number of shares of JV Co as necessary to vest Golden Phoenix in the Ownership Interest upon completion of the Payments as set forth in Article III; and (VII) Golden Phoenix shall have completed one or more equity or debt financings to raise minimum gross proceeds of such amounts as are necessary to pay the cash components of its closing deliverables set forth in Section 1.04(A)(ii).

ARTICLE II

REPRESENTATIONS

2.01 Silver Global represents, warrants and covenants as follows:

A.
Silver Global has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby.  This Agreement and the provisions hereof constitute legal and binding obligations of Silver Global enforceable in accordance with its terms.  To the best of its knowledge, neither the execution and delivery of this Agreement nor compliance by Silver Global with any of the provisions hereof will conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any agreement or instrument to which Silver Global is a party or of any law or governmental or administrative regulation or restriction applicable to it.

B.
There are no actions, suits, claims, proceedings, litigation or investigations pending or, to the best of Silver Global’s knowledge, threatened against either of them at law or in equity, or in arbitration, or before or by any court or other governmental instrumentality which relate to this Agreement, or the Concessions, or which could, if continued, adversely affect Silver Global’s ability to fulfill the obligations undertaken hereby or its ability to explore or develop the Concessions.

C.	Silver Global knows of no requirements of law, which could materially and adversely affect its ability to explore or develop the Concessions.

D.
There are no liens, claims, encumbrances, defects or objections whatsoever attached to the Concessions or affecting Silver Global’s rights as the sole holder of the Concessions, excepting only the paramount title of the Republic of Panama.

E.
There has been no act or omission by Silver Global which could result by notice or lapse of time in the breach, termination, abandonment, forfeiture, relinquishment or other premature termination of the Concessions.

        F.    Silver Global, beneficially owns and holds an undivided 100% right, title and interest in and to the Concessions.  Silver Global beneficially owns or controls all surface rights, or private lands comprising the Mina Santa Rosa property related to the Concessions, and the subsurface mineral rights necessary to explore, develop and exploit the Concessions.

G.
Silver Global has full right, power and authority in respect of the Concessions to enter into this Agreement and has not done anything nor refrained from doing anything that might impair the Concessions.

H.
No other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or in any way acquire from Silver Global any interest in and to the Concessions.

I.	The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Silver Global.

J.	This Agreement constitutes a legal, valid and binding obligation of Silver Global enforceable against it in accordance with its terms.

K.
Silver Global will use its best efforts to obtain all authorizations, approvals, including regulatory approvals, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and will make all filings with, any and all regulatory authorities from whom any such authorization, approvals or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by Silver Global which will be in compliance with, and Silver Global shall not commit any breach of any regulations or policies of any regulatory authority to which the Concessions may be subject.

L.
Except for the conditions set out in this Agreement, including, but not limited to permitting requirements, and regulatory approvals of this Agreement by the appropriate regulatory authorities, of which none are pending or required to Silver Global’s knowledge, there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained.

M.	Silver Global is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them in respect of the Concessions.

N.
No proceedings are pending for, and Silver Global is unaware of, any basis for the institution of any proceedings leading to the placing of Silver Global in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

O.	Silver Global is authorized to hold the legal and beneficial right to explore and develop each of the mineral interests comprising the Concessions.

        P.     The mineral interests comprising the Concessions have been duly and validly located and recorded in a technically sound and proficient manner pursuant to applicable mining laws.

Q.
All permits and licenses covering the mineral interests comprising the Concessions have been duly and validly issued pursuant to applicable mining laws and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws and the performance of all other actions necessary in that regard.

R.
All conditions on and relating to the mineral interests comprising the Concessions and the operations conducted thereon by or on behalf of Silver Global is in compliance with all applicable laws, regulations or orders and including, without limitation, all laws relating to environmental matters, waste disposal and storage and reclamation.  There are no ongoing and have been no past violations by it or to Silver Global’s knowledge, by any of its predecessors in title of any environmental laws or other applicable laws affecting or pertaining to the Concessions, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Concessions, which in the aggregate would materially and adversely impact the ability of JV Co to proceed with the intended exploration, development and exploitation of the Concessions.

S.
There are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the mineral interests comprising the Concessions and the conduct of the operations related thereto, nor has Silver Global received any notice of same.

T.
There is no adverse claim or challenge against or to the ownership of or title to any of the mineral interests comprising the Concessions or which may impede the development of any of the mineral interests comprising the Concessions, nor, to the best of the knowledge, information and belief of Silver Global, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of Silver Global, after having made due inquiry, no person has any royalty, net profits or other interests whatsoever in any production from any of the mineral interests comprising the Concessions.

U.
Any agreement that may have been entered into by prior owners of the Concessions, including, but not limited to, Minas Santa Rosa S.A, (as former concessionary of the Santa Rosa gold mine and as former owner of the lands comprising the mine), Greenstone Resources, Ltd. or any others, with third parties are not binding on Silver Global (as the current holder of the Concessions) nor on Dessarrollo Gatún S.A. (as the new owner of the lands).

V.
Silver Global, including its affiliates, partners, officers, directors, agents or representatives, has not entered into any contractual relationship with Boliden International Mining or any other third party which would entitle Boliden or others to any royalty payments over the Concessions or the property constituting the Santa Rosa project.  Further, there are no royalty payments or encumbrances of any kind attached to the Concessions or real property underlying the Concessions, except as required to be granted to the Republic of Panama pursuant to the Code, as amended.

W.
There are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of Silver Global), pending or threatened, which may affect, without limitation, the rights of Silver Global to transfer any interest in and to the mineral interests comprising the Concessions to JV Co at law or in equity, or before or by any federal, state, provincial, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limitation, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting any of the mineral interests comprising the Concessions.  In addition, Silver Global is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

X.
The documents which have been provided by Silver Global to Golden Phoenix contain all material information regarding the mineral interests comprising and surrounding the Concessions which is in either of their possession or control, are complete, true and correct copies or originals of such information.

Y.
Silver Global is not, nor will it be, in breach of any provision or condition of, nor have either of them done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which the they are a party, by which they are bound or from which they derive benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which Silver Global is subject, or any statute or regulation applicable to it, to an extent that, in the aggregate, has a material adverse affect on it or on any of the mineral interests comprising the Concessions.

Z.
On each date that a payment is due or to be made by Golden Phoenix under this Agreement, Silver Global shall give to Golden Phoenix, prior to such payments, a certification of a duly authorized representative of its reaffirmation of the representations, warranties and covenants contained herein, and shall immediately provide Golden Phoenix written notice of the particulars of any occurrence within Silver Global’s knowledge after the date of this Agreement that if it had occurred before such date, would have been contrary to any of the representations, warranties or covenants contained herein.

AA.
Silver Global is not a “U.S. person” as such term is defined in Rule 902(k) of Regulation S under the Securities Act of 1933, as amended (the “1933 Act”). It is a bona fide resident of, and is domiciled in, the Republic of Panama.  Further, it is acquiring the Golden Phoenix Shares for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to Silver Global’s right at all times to sell or otherwise dispose of all or any part of such Golden Phoenix Shares in compliance with applicable US federal and state securities laws.

BB.           The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

a.
conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Silver Global is subject, or constitute or result in a default under any agreement, contract or commitment to which either of them is a party;

b.	give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which Silver Global is a party;

c.
give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to Silver Global which is necessary or desirable in connection with the conduct and operations of the business of either of them and the ownership or leasing of their business assets; or

d.
constitute a default by Silver Global, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of either of them which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument.

CC.
Neither this Agreement nor any other document, certificate or statement furnished to Golden Phoenix by or on behalf of Silver Global in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete  statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of Golden Phoenix to enter into this Agreement; and

DD.
Silver Global is not aware of any fact or circumstance which has not been disclosed to Golden Phoenix which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of Golden Phoenix, acting reasonably, to enter into this Agreement.

2.02 Golden Phoenix represents, warrants and covenants as follows.

A.
Golden Phoenix has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby.  This Agreement and the provisions hereof constitute legal and binding obligations of Golden Phoenix enforceable in accordance with its terms.  To the best of its knowledge, neither the execution and delivery of this Agreement nor compliance by Golden Phoenix with any of the provisions hereof will conflict with or result in a breach of or default under any of the terms, conditions, or provisions of any agreement or instrument to which Golden Phoenix is a party or of any law or governmental or administrative regulation or restriction applicable to it.

B.
There are no actions, suits, claims, proceedings, litigation or investigations pending or, to the best of Golden Phoenix’s knowledge, threatened against either of them at law or in equity, or in arbitration, or before or by any court or other governmental instrumentality which relate to this Agreement, or which could, if continued, adversely affect Golden Phoenix’s ability to fulfill the obligations undertaken hereby or its ability to explore or develop the Concessions.

C.	The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Golden Phoenix.

D.	This Agreement constitutes a legal, valid and binding obligation of Golden Phoenix enforceable against it in accordance with its terms.

E.
Except for the conditions set out in this Agreement and regulatory approvals of this Agreement by the appropriate regulatory authorities, of which none are pending or required to Golden Phoenix’s knowledge, there are no other consents, approvals or conditions precedent to the performance of this Agreement that have not been obtained.

F.
The Golden Phoenix Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by Silver Global), except for restrictions on transfer imposed by applicable securities laws.

G.
No proceedings are pending, and Golden Phoenix is unaware of any basis for the institution of any proceedings, leading to the placing of Golden Phoenix in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

H.	The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

a.
conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Golden Phoenix is subject, or constitute or result in a default under any agreement, contract or commitment to which either of them is a party;

b.	give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which Golden Phoenix is a party;

c.
give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to Golden Phoenix which is necessary or desirable in connection with the conduct and operations of its business and the ownership or leasing of its business assets; or

d.
constitute a default by Golden Phoenix, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of either of them which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument.

I.
Golden Phoenix is not aware of any fact or circumstance which has not been disclosed to Silver Global which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of Silver Global, acting reasonably, to enter into this Agreement; and

J.
Neither this Agreement nor any other document, certificate or statement furnished to Silver Global by or on behalf of Golden Phoenix in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of Golden Phoenix to enter into this Agreement.

ARTICLE III

PAYMENTS, PERFORMANCE AND ADDITIONAL INTEREST

3.01  Combination of Payments and Exploration and Development Work.  In exchange for making the payments set forth in Section 3.02 and obtaining complete funding for the Exploration and Development Work set forth in Section 3.04, including plant construction and production, Golden Phoenix shall earn a sixty percent (60%) interest in the Concessions through ownership of 60% of JV Co shares, and Silver Global’s share ownership or interest rights to JV Co., shall be 40%, not to be diluted prior to Commercial Production, to be further set forth in the JV Agreement, and subject to Section 3.05 below.

3.02  Payments.  Golden Phoenix shall make the following payments to Silver Global within the time frame indicated therein, hereinafter the “Payments”, as follows:

A.
Within five (5) business days from signing this Agreement, Golden Phoenix shall remit to Silver Global by wire transfer of immediately available funds, the aggregate amount of Two Hundred Fifty Thousand Dollars (US $250,000) in cash.

B.
Within three (3) business days of the Closing of the Joint Venture Agreement (no later than October 18, 2011), Golden Phoenix shall remit to Silver Global by wire transfer of immediately available funds, the aggregate amount of Three Million Seven Hundred Fifty Thousand Dollars (US $3,750,000) in cash, of which amount Two Million Dollars (US $2,000,000) will be deposited into the business account of JV Co in the form of a loan (the “Loan”) from Silver Global to JV Co, which account shall be managed by the manager of JV Co, to be used for the sole benefit of JV Co, pursuant to terms and conditions to be set forth in the Joint Venture Agreement (“Business Account”), to be used to fund a preliminary National Instrument 43-101 compliant resource report (“NI-43-101 Report”) to obtain a resource estimate in at least an “inferred” category, as well as preliminary exploration and development operations on the Concessions.  The Loan shall be non-interest bearing and shall be repaid to Silver Global by Golden Phoenix on behalf of JV Co in four (4) equal monthly installments, with the first monthly installment due thirty (30) days following the Closing of the Joint Venture Agreement.  Further, upon Closing, Golden Phoenix shall issue a certificate in Silver Global’s name representing that number of common shares of capital stock of Golden Phoenix at a deemed price of US $0.18 per share, having an aggregate deemed value of Four Million Dollars (US $4,000,000), such shares comprising the balance of the Golden Phoenix Shares.  In consideration for this payment, Golden Phoenix will receive from Trustee 15% of the authorized share capital of JV Co.

C.
Upon Silver Global’s successful completion of the Environmental Impact Study required for JV Co to commence exploration operations within the area constituting the Exploration Concession (the “EIS”), but in no event sooner than thirty (30) days following the payment set forth in Section 3.02(B) above (no later than November 18, 2011, so long as the EIS has been successfully completed), Golden Phoenix shall remit to Silver Global by wire transfer of immediately available funds, the aggregate amount of Three Million Dollars (US $3,000,000) in cash.  In consideration for this payment, Golden Phoenix will receive from Trustee an additional 10% of the authorized share capital of JV Co.

D.
Upon successful completion of an NI-43-101 Report on the resources contained in the Concessions of at least a “measured and indicated” category, which shall be obtained by Golden Phoenix on behalf of JV Co within a period of 6 to 8 calendar months counted from the date Silver Global has obtained the Environmental Impact Study (EIS) (expected to be May 2012 to July 2012) which will enable JV Co to commence exploration operations within the Exploration Concession area, Golden Phoenix shall remit to Silver Global by wire transfer of immediately available funds, the aggregate amount of Five Million Dollars (US $5,000,000) in cash. In consideration for this payment, Golden Phoenix will receive from Trustee an additional 10 % of the authorized share capital of JV Co.

E.
Upon successful completion of a Bankable Feasibility Study (to be defined within the Joint Venture Agreement) which shall be obtained by Golden Phoenix on behalf of JV Co within a period of 6 to 9 calendar months counted from the date Silver Global has obtained the EIS (expected to be May 2012 to August 2012), Golden Phoenix shall remit to Silver Global by wire transfer of immediately available funds, the aggregate amount of Three Million Dollars of the United States of America (US $3,000,000) in cash. In consideration for this payment, Golden Phoenix will receive from Trustee an additional 10% of the authorized share capital of JV Co.

       F.      Upon securing final financing to operate the Concessions including construction of the processing plant to operate an eventual extraction concession within the Concessions area which shall be obtained by Golden Phoenix on behalf of JV Co within a period of 12 to 15 calendar months counted from the date Silver Global has obtained the Environmental Impact Study (EIS) which will enable it or JV Co to start exploration operations within the Exploration Concession area (expected to be October 2012 to January 2013), Golden Phoenix shall remit to Silver Global by wire transfer of immediately available funds Five Million Dollars (US $5,000,000) in cash. In consideration for this payment, Golden Phoenix will receive from Trustee an additional 4% of the authorized share capital of JV Co.

G.
Within a period of 18 to 24 calendar months counted from the date Silver Global has obtained the EIS (expected to be May 2013 to October 2013), which will enable JV Co to start exploration operations within the Exploration Concession area, JV Co shall commence gold extraction operations in the processing plant built for such purpose (herein after “Commercial Production”), and from that moment Golden Phoenix will receive from Trustee an additional 11% of the authorized share capital of JV Co, completing a total of 60% of the authorized share capital of JV Co.

Except as specifically set forth above, all Payments shall be in cash; provided, however, that in the event Silver Global desires to receive payment in options to acquire shares of Golden Phoenix common stock, the Parties will use best efforts to negotiate and mutually agree upon commercially reasonable terms for the grant of such stock options in lieu of cash, subject to necessary corporate and regulatory approvals.

Golden Phoenix may, at its sole discretion, elect to make any payment set forth above before such payment is due, which will have the effect of accelerating the term under which Golden Phoenix earns its Ownership Interest in the Concessions.

3.03       Preferential Payment

Upon achieving Profitable Commercial Production, Silver Global shall be entitled to a preferential payment of Fifty Million Dollars (US $50,000,000) to be paid by JV Co to Silver Global, as owner of 100% of the preferred share capital of JV Co., from gold production at a rate of 70% of the net distributable cash flow (after all expenses incurred, including debt service, working capital, capital reserves, among others), (the “Preferential Payment”). Profitable Commercial Production for the purpose of this Agreement shall mean four (4) consecutive quarters of estimated plant capacity of 4,000 ounces of gold per month, or four (4) consecutive quarters of profitable commercial operations.

3.04       Exploration and Development Work and Loan Facility.  Golden Phoenix shall fund exploration and development work (as defined below), on the Concessions pursuant to a budget and schedule which shall be agreed upon by the parties (the “Work Plan and Budget”) and to be further described in the Joint Venture Agreement.

For purposes of obtaining the NI-43-101 report and bringing the Concessions to a Bankable Feasibility status as well as for funding of the Exploration and Development Work, Golden Phoenix shall secure a loan facility in favor of JV Co for an amount of up to Five Million Dollars of the United States of America (US $5,000,000), of which amount, $2,000,000 shall be deposited upon Closing as set forth above in Section 3.02(B).

       Upon completion of the payments set forth in Sections 3.02(A)-(F) and following successful completion of the Bankable Feasibility Study, Silver Global agrees to work with Golden Phoenix and any future lender(s) with respect to final project financing, including encumbering such JV Co properties and assets as may be necessary to achieve Profitable Commercial Production.

3.05       Option to Earn an Additional Interest.  Upon completion of the Payments, including completion of the Preferential Payment, Golden Phoenix shall have the option to acquire an additional twenty percent (20%) interest in the Concessions, via acquiring a further 20% of the outstanding share capital of JV Co (the “Additional Interest”) from Silver Global (out of its 40% interest), for a total aggregate ownership by Golden Phoenix of eighty percent (80%).  In consideration for the Additional Interest, Golden Phoenix will pay Silver Global a purchase price equal to the Net Asset Value (as hereinafter defined) of the property comprising the Concessions multiplied by 20%.  Net Asset Value will be determined at the time of Golden Phoenix’s exercise of its option, by an independent mining, financial and valuation expert selected by the mutual agreement by the parties, acting reasonably, using a 10% discount.

ARTICLE IV

OPERATOR

4.01       Designation:  The Parties shall, by mutual consent, designate the operator to manage, supervise, direct, and control the Exploration and Development Work to be defined in the Joint Venture Agreement, and the Parties will also mutually agree on all exploration plans, budgets and spending prior to implementation of any work on the property comprising the Concessions, as well as all major decisions of JV Co, all of which shall be further set forth and detailed in the Joint Venture Agreement.  For clarity, all operational aspects and day-to-day management of the business of JV Co shall be run by Golden Phoenix and all social, political and community relation aspects of the business of JV Co shall be run by Silver Global.

ARTICLE V

TERM; TERMINATION

5.01       Term.  The term of this Agreement shall commence as of the Effective Date and shall continue until completion and satisfaction in full of all terms, conditions and obligations of the Parties contained, herein, except as shall otherwise survive pursuant to the Joint Venture Agreement, unless sooner, terminated, forfeited or surrendered in the manner herein provided.

5.02      Golden Phoenix Indemnity Agreement.  Golden Phoenix agrees to indemnify, defend, and hold harmless Silver Global, its affiliates, and their employees, officers, directors and representatives from and against any and all liability, loss, damage, cost, or expense that Silver Global, its affiliates, or their employees, officers, directors and representatives may hereafter incur, suffer, or be required to pay by reason of negligence or willful misconduct on the part of Golden Phoenix or its employees, officers, directors, or representatives in performing its obligations pursuant to this Agreement, including without limitation any breach of its obligations hereunder.  Golden Phoenix’s obligation to indemnify and hold harmless Silver Global, its affiliates, and its employees, officers, directors, and representatives shall, with respect to injuries or damages that were incurred during the term hereof, survive the expiration or earlier termination of this Agreement.

5.03       Silver Global Indemnity Agreement.  Silver Global hereby agrees to indemnify, defend and hold harmless Golden Phoenix and its affiliates, and their employees, officers, directors and representatives from and against any and all liability, loss, damage, cost, or expense that Golden Phoenix, its affiliates, or their employees, officers, directors and representatives may hereafter incur, suffer, or be required to pay by reason of negligence or willful misconduct on the part of Silver Global or its employees, officers, directors, or representatives in performing its obligations pursuant to this Agreement, including without limitation any breach of its obligations  hereunder.  Silver Global’s obligation to indemnify and hold harmless Golden Phoenix, its affiliates, and its employees, officers, directors, and representatives shall, with respect to injuries or damages that were incurred during the term hereof, survive the expiration or earlier termination of this Agreement.

ARTICLE VI

DEFAULT AND REMEDIES

6.01       Events of Default by Golden Phoenix.   The following events shall constitute events of default by Golden Phoenix:

A.
Failure to make any Payments required to be made by Golden Phoenix pursuant to the Agreement within fifteen (15) business days of the dates specified herein for each Payment, except in the event of delays caused by matters not within Golden Phoenix’s reasonable control, including, but not limited to, any act or failure to act by Silver Global preventing the completion of the requisite milestone, or a force majeure event as set forth in Section 8.04.

B.
Breach by Golden Phoenix of any representation of warranty or failure to perform any other obligation under this Agreement unless:  (i) the failure is corrected within thirty (30) days after written notice to Golden Phoenix from Silver Global of the failure; or (ii) if the failure is one that cannot be corrected within thirty (30) days and Golden Phoenix begins correction of such failure to perform within reasonable diligence until a cure is effected; or (iii) if within said thirty (30) day period Golden Phoenix gives Silver Global notice that it disputes the existence of the alleged default within thirty (30) days after a final decision by an arbitration tribunal that Golden Phoenix was in default.

6.02       Events of Default by Silver Global.  Breach by Silver Global of any representation or warranty or failure to perform any other obligation under this Agreement shall constitute a default by Silver Global unless: (i) the failure is corrected within thirty (30) days after written notice to Silver Global from Golden Phoenix of the failure; or (ii) if the failure is one that cannot be corrected within thirty (30) days and Silver Global begins correction of such failure to perform within such thirty (30) day period, and continues corrective efforts with reasonable diligence until a cure is effected; or (iii) if within said thirty (30) day period Silver Global gives Golden Phoenix notice that it disputes the existence of the alleged default and Silver Global shall not have commenced correction of the default within thirty (30) days after a final decision by a an arbitration tribunal that Silver Global was in default.

6.03       Remedies of Silver Global.  In the event of default by Golden Phoenix, Silver Global may exercise any one or more of the following remedies:

A.	Terminate this Agreement.
B.	Cure the default, and in such event Golden Phoenix shall, immediately, reimburse Silver Global for all its costs in connection with cure including interest as provided below.
C.	Pursue any other remedies through the International Chamber of Commerce (ICC) Court of Arbitration.

Any amounts determined to be owing hereunder shall bear interest at the lesser of (i) the highest rate permitted by law or (ii) the commercial prime rate as determined by the LIBOR plus two percent (2%).  Each right and remedy provided for in this Agreement shall be cumulative and shall be in Agreement whether now or hereafter existing at law or by statute or otherwise.  Further, upon an uncured event of default of Golden Phoenix under Section 6.01(A), Golden Phoenix agrees to consent to an amendment to the Articles of Incorporation of JV Co. and/or Joint Venture Agreement, as applicable, to amend any supermajority or unanimous approval requirements set forth therein to a simple majority, as necessary not to impair the rights of the non-defaulting majority shareholder.

6.04       Remedies of Golden Phoenix.  In the event of default by Silver Global, Golden Phoenix may exercise any one or more of the following remedies:

A.	Terminate this Agreement.
B.	Cure the default, and in such event Silver Global shall, immediately, reimburse Golden Phoenix for all its costs in connection with cure including interest as provided below.
C.	Pursue any other remedies through the ICC Court of Arbitration.

Any amounts determined to be owing hereunder shall bear interest at the lesser of (i) the highest rate permitted by law or (ii) the commercial prime rate as determined by the LIBOR plus two percent (2%).  Each right and remedy provided for in this Agreement shall be cumulative and shall be in Agreement whether now or hereafter existing at law or by statute or otherwise.

ARTICLE VII

ESCROW PROVISIONS

7.01       Trust Agreement.  Golden Phoenix has agreed to transfer sixty percent (60%) of the share capital of JV Co, to the Trustee, to be held in trust, until this Agreement is fulfilled or terminated, according to the terms and conditions as per the trust agreement annexed hereto as Exhibit E, hereinafter the Trust Agreement.  The Trustee will hold the shares of JV Co for Golden Phoenix representing the Ownership Interest, to be delivered upon successful completion of the Payments, with only such voting rights as expressly set forth herein and in the Trust Agreement.

The Parties agree to sign the Trust Agreement on the Effective Date of this Agreement.  The Trust Agreement will contain provisions as to require the written approval from Golden Phoenix in order to vote the shares transferred to the Trustee (the “Trust Fund”), to change the Board of Directors of JV Co, to borrow money, buy, sell, exchange, pledge or mortgage JV Co´s properties, including the Concessions, amendments to the articles of incorporation of JV Co. Said written approval will be required as long as Golden Phoenix is in compliance with all the payments and schedule contemplated in Article III of the Agreement.

The purpose of the Trust Agreement is to guarantee Silver Global the payments and compliance by part of Golden Phoenix of the conditions referred to Article III of the Agreement and ensure Golden Phoenix’s timely receipt of the share capital of JV Co. upon successful completion of the milestones and Payments as set forth in Article III.

The Trustee for purposes payments and holding of the 60 % of the JV Co. shares shall be Icaza Trust Corporation, an independent licensed trust company authorized by the Superintendency of Banks of Panama.

ARTICLE VIII

GENERAL PROVISIONS

8.02       Confidentiality.  The parties hereto are to treat all data, reports, records and information relating to the Concessions and this Agreement as confidential (“Confidential Information”).  Confidential information shall not be released to any person or entity not a party to this Agreement, except to auditors, counsel, investment bankers, or institutions provided that non-party uses of Confidential Information shall be strictly limited to those purposes necessary for non-party users to perform the function for which they were retained by the parties.  Notwithstanding the foregoing, Confidential Information may be disclosed by a party to this Agreement to persons other than those set forth above upon the written consent of the other (non-disclosing) party which such consent shall not be unreasonably withheld.

For purposes of this Agreement, Confidential Information shall include all information that is not known by or available to the public and concerns the business or affairs of a Party, including existing projects and those in development; the identity of business partners or prospective business partners of a Party, including the relationship established by this Agreement; the terms, conditions, and prices or proposed terms, conditions, and prices of any contract, including this Agreement; and any other information identified by a Party as confidential or proprietary.  Confidential Information shall not include any information that was previously known to a Party, information independently developed by such Party, information rightfully acquired by a Party from a third party without restriction, or information that is or becomes part of the public domain through no breach by the Party of its obligations under this Agreement. Notwithstanding the foregoing provisions of this Article 9, a Party or its Representatives may disclose Confidential Information if, and only to the extent, it is required to do so by the disclosure requirements of any law, rule, or regulation or any order, decree, subpoena, or ruling or other similar process of any court or governmental or applicable regulatory authority, including the requirements of any public stock exchange.  Prior to making or permitting any of its Representatives to make such disclosure, the Party seeking to make such disclosure shall provide the other Party with written notice of any such requirement so that such other Party can seek a protective order or other appropriate remedy, if so desired.

8.03       Applicable Law; Governing Language.  This Agreement shall be governed by and construed in accordance with the substantive law of Panama. This Agreement will be provided and executed in English, and the Parties agree that in the event of any legal dispute in the interpretation of this Agreement, the English version shall prevail.  This English version of the Agreement and the Parties hereto agree that the International Chamber of Commerce Court of Arbitration under the International Chamber of Commerce rules of Arbitration shall govern all disputes, which shall be arbitrated in the State of Nevada, United States of America.

8.04       Force Majeure.  No party shall be deemed to be liable to any other or in default under this Agreement for any failure or delay in performing any of its covenants or agreements (other than maintaining the Concession) caused by or arising out of any act not within the reasonable control the party including, without limitation, acts of God, strikes, lockouts or other industrial, disputes, acts of the public enemy, war, riots, lightning, fire, storm, flood, explosion, litigation, governmental delay and restraints (including, but not limited to environmental controls or the inability to obtain necessary permits), unavailability of equipment, materials or labor, or any other failure or delay similar to those above mentioned, provided that the party of such occurrence within thirty (30) days after it commences or is discovered.  Settlement of strike or labor disputes shall be entirely within the discretion of the party experiencing the difficulty.   Any party that shall be affected by failure or delay of the other party to meet any conditions or terms of the Agreement shall be excused where such failure or delay is caused by any of the events referred to above, and all times provided for in this Agreement (including time period within which the Exploration and Development Work are required to be extended for a period equal to the period of delay); provided, however, that the party experiencing such delay acts diligently to remove the cause of such delay and the performance shall be resumed within a reasonable time after such cause has been removed.

Notwithstanding the above general provision, in the event JV Co, its shareholders, or any of them, is or becomes subject, at any time, to environmental regulations or governmental restrictions (“environmental regulations or governmental restrictions” shall include any governmental law, rule, order, regulation, policy, proposal, action or inaction, or restriction relating to air pollution, water pollution, surface mining, surface effects of mining, or land use) which prohibits or materially affects any operations hereunder or planned to be carried out hereunder, and if JV Co and its shareholders have each used its best efforts to timely obtain necessary permits and comply with such regulations and restrictions in accordance with generally accepted industry practices, either Party shall have the right to declare the existence of a condition of force majeure during the period in which JV Co, or its shareholders acting on its behalf, is in good faith seeking a feasible method to comply with, be exempted from, modify, obtain necessary permits or licenses under, or prevent the enactment or promulgation of said environmental regulations or governmental restrictions.

8.05       Relationship of Parties.  Each of the parties shall be responsible only for its obligations and liabilities as set forth in this Agreement and neither party shall have any authority to act for or to assume any obligations or responsibility on behalf of the other party.  Nothing contained in this Agreement shall be deemed to constitute any party the partner of the other or the agent or legal representative of the other or to create any fiduciary relationship between them.  Each party agrees to indemnify and hold harmless the other against any and all losses, claims, damages and liabilities arising out of any act taken by such party, its directors, officers, agents or employees, on behalf of such other party, except pursuant to authority expressly granted herein or otherwise agreed to between the parties.

8.06
A.
Payments to Silver Global and Notices.  All payments payable pursuant to the Agreement shall be made in United States dollars. Golden Phoenix shall not have any obligation whatsoever with respect to the distribution of any such payment to any person or persons entitled thereto or to any part hereof.

B.
Any notice, election, report or other correspondence required or permitted hereunder shall be in written and shall be sufficiently and timely according to the following: (i) if delivered personally to an officer of the party to whom directed, (ii) If sent by registered or certified United States mail, postage prepaid, return receipt requested, effectiveness shall be the date of posting, (iii) If sent by e mail, to the address set forth below, is any, which shall be effective on the date of transmission.  All such notices shall be effective to the parties to whom directed at its address below specified.

SILVER GLOBAL S.A.
Torre Global Bank Bldg, 11th Floor, Oficina 1109
Calle 50, Panama City, Panama
Attn: Antonio Bonilla

GOLDEN PHOENIX MINERALS INC.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434 USA
Attn: Thomas Klein, Chief Executive Officer

8.07
A.
Transfer of Shares of JV to Third Party.  Neither party may assign its rights or obligations under this Agreement without the prior written consent of the non-assigning party.   The Parties hereto agree that any such third party assignee, buyer or transferee of any shares of JV Co, will accept in writing to be bound by the terms and conditions of this Agreement and the JV Agreement, including any pending obligations of the assigning party.  Any sale, transfer or assignment of shares in contravention of this Agreement shall be null and void.

B.
Right of First Refusal.  The Parties hereto agree that any assignment or transfer of interest in JV Co shall be subject to a right of first refusal in favor of the other party, which shall be set forth in detail in the Joint Venture Agreement.

8.08 Non-Waivers.  The failure of either party at any time to require performance of the other party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provisions thereof by either party be held to be a waiver of any succeeding breach of such provisions or as a waiver of the provision itself.

8.09       Entire Agreement.  This Agreement, including all Exhibits hereto, shall constitute the complete understanding of the parties with respect to the Concessions and the subject matter hereof, all previous agreements with respect thereto being expressly rescinded and replaced hereby, and no modification or alteration of this Agreement shall be effective unless in writing executed subsequent to the date hereof by both of the parties.  No other representations or agreements shall be binding upon the parties.

8.10       Counterparts.  This Agreement, and any Exhibits hereto, may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Parties be contained on any counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument, and may be delivered by facsimile or other simultaneous electronic means, with the same force and effect as an original.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

 SILVER GLOBAL, S.A

By ____________________________
Title ___________________________
Date ___________________________

GOLDEN PHOENIX MINERALS, INC.

By ____________________________
Title ___________________________
Date ___________________________

List of Exhibits

Exhibit A: Exploration Concession Map

Exhibit B: Concession Contract (TB Concession)

Exhibit C: Concession Contract (Exploration Concession)

Exhibit D:  Amendment to Articles of Incorporation of JV Co.

Exhibit E:  Trust Agreement